Exhibit 99.1

F.N.B. Corporation Announces Updates on Efficiency Measures, Strengthened Capital, Credit Deferrals and Other Strategic Initiatives

Includes Consolidation of 21 Branch Locations, Debt Restructure and Resumption of Share Repurchase Program

PITTSBURGH, PA – December 10, 2020 – F.N.B. Corporation (NYSE: FNB) announced progress on multiple initiatives in line with its strategy to deliver strong returns on tangible common equity and create long-term shareholder value. These efforts include a continued focus on profitability through incremental expense reductions, strategic balance sheet actions taken to strengthen capital levels and liquidity, initiatives to enhance net interest margin moving forward and recent credit deferral improvement.

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Operational Efficiency and Expense Reductions – In early December, FNB communicated plans to consolidate 21 retail locations as part of a $20 million cost-savings initiative in 2021 aimed at keeping expenses consistent with 2020 operating levels. Evolving changes in consumer preferences led to an acceleration of our branch optimization efforts. Significant growth in both mobile and online activation includes a nearly 18% increase in the number of mobile banking users in September 2020 compared to the full-year average for 2019. This shift in preferences contributed to lower in branch transaction volumes and customer utilization.

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Strengthen Capital and Enhanced Liquidity – In November, FNB completed the sale of $487 million of indirect auto loans which added approximately 17 basis points to the reported common equity tier 1 capital ratio of 9.6% as of September 30, 2020, increasing the ratio to 9.8% on a proforma basis. During the fourth quarter, FNB also resumed its previously announced share repurchase program.

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Initiatives to Enhance Net Interest Margin – FNB further strengthened its funding position, and for the month of November, the deposit mix and liquidity position continued to improve with non-interest-bearing average balances surpassing a record of $9 billion, up 41% on a spot basis since year end 2019. As a result of our strong deposit growth during the fourth quarter of 2020, FNB repaid $300 million in additional FHLB borrowings at a weighted average effective cost of 2.10%, providing $6 million of future benefit to pre-tax income annually with an earn back of less than two years for the prepayment expenses of $12 million. In total, since the beginning of the third quarter of 2020, FNB has repaid $715 million of FHLB borrowings at a weighted average effective cost of 2.24% and a weighted average remaining maturity of two years. When combined with the previously announced indirect loan sale and gain on sale of Visa B shares, the impact to run rate earnings is slightly positive and accretive to capital.

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Recent Credit Deferral Improvement – As of December 9, 2020, the amount of loans remaining on deferral continued to improve to $450 million, or 1.9% of total loans and leases (excluding Small Business Administration Paycheck Protection Program loans), a significant reduction from the peak of 10.3%. Of the $450 million of loans on deferral, the segment of those borrowers who were provided a second deferral was $225 million, or 1.0% of total loans and leases (excluding Small Business Administration Paycheck Protection Program loans).

“As we move into 2021, the execution of our strategic initiatives is designed to strengthen capital levels and profitability through improving operational efficiency and enhancing net interest margin,” said Vincent J. Delie, Jr., Chairman, President and Chief Executive Officer of F.N.B. Corporation and First National Bank. “Throughout the course of the COVID-19 pandemic, we have remained focused on serving all our stakeholders and positioning FNB for sustained success.”

Further details will be provided related to 2021 expectations on the fourth quarter 2020 earnings conference call in January 2021.

About F.N.B. Corporation

F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in eight states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas, including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of more than $37 billion and approximately 350 banking offices with operations throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Virginia and the District of Columbia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network, which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB’s wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB” and is included in Standard & Poor’s MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

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Analyst/Institutional Investor Contact:

Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)

lazzaro@fnb-corp.com

Media Contact:

Jennifer Reel, 724-983-4856, 724-699-6389 (cell)

reel@fnb-corp.com